LOAN AGREEMENT made this 12th day of May 2006.

PARTIES

RUBIROSA LIMITED (ACN 108 029 198) of 52 Ord Street, West Perth, Western Australia (“Lender”)

AND

OREGON RESOURCES CORPORATION INC of Oregon, United States of America (“Borrower”)

1.	DEFINITIONS
1.1	“Encumbrance” means any:-
(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention arrangement; or
(b)	right of set-off, assignment of income, garnishee order; or
(c)

notice or direction under section 218 or 255 of the Income Tax Assessment Act 1936 (Cwlth) or under section 74 of the Sales Tax Assessment Act 1992 (Cwlth) or under section 260-5 of the Taxation Administration Act 1953 (Cwlth) or under any provision of any law which has a similar effect; or

(d)	right that a person (other than the owner) has to remove something from land (known as a profit à prendre); or
(e)	equity, interest or writ of execution.
or any agreement to create any of them or allow them to exist.
1.2	“Principal Agreement” means the agreement made between the Lender and the Borrower for the acquisition by the Lender of the whole of the issued shares in the Borrower.
1.3	"Principal Sum" means up to one million five hundred thousand Australian dollars (AUS$1,500,000.00).
1.4	“Repayment Date” means three calendar months after the date of the advance of the Principal Sum or on the completion of the Principal Agreement whichever shall first occur.
1.5

"Secured Money" means the total amount of all money which the Lender pays or becomes liable to pay, for, at the request of, or on account of, the Borrower whether by direct advance or otherwise incurring of any liability for or on behalf of the Borrower.

2.	PURPOSE OF FACILITY
2.1

The advance of the Principal Sum to the Borrower shall be for the purpose of the Borrower applying the Principal Sum towards completion of the Teck-Cominko transaction referred to in the Principal Agreement and for working capital.

3.	ADVANCE
3.1	The Principal Sum shall be advanced to the Borrower no later than one month from the date of this agreement.

4.	UNDERTAKINGS BY THE BORROWER
4.1	So long as any amount of the Secured Money is outstanding, the Borrower agrees that it will not, without the Lender's consent, dispose of (or agree to dispose of) all or a substantial part of its property (either in a single transaction or a series of transactions whether related or not and whether voluntarily or involuntarily) except disposals made in the ordinary course of its business for arms-length consideration and in exchange for other property of a comparable value (including cash).

4.2

So long as any amount of the Secured Money is outstanding, the Borrower agrees that it will not, without the Lender's approval, incur any financial indebtedness or create an Encumbrance or allow one to exist on the whole or substantially all of its present or future property except:

(a)	to the extent that the amount outstanding under all such Encumbrances does not exceed one hundred thousand dollars (AUS$100,000.00) in aggregate; or
(b)	as otherwise permitted under the Principal Agreement.
4.3	The Borrower has made full disclosure to the Lender of all information which would be material to a party in the position of the Lender.

5.	INTEREST
5.1	Interest on the Secured Money will accrue at the rate of seven percent (7%) per annum, will accrue daily and is to be calculated from the date of this agreement.
5.2	Subject to clause 5.3 the Borrower will pay to the Lender interest on the Secured Money monthly in arrears on the last day of each month and on the day the Principal Sum is repaid in full;

5.3	Any unpaid interest is to be capitalised on the last day of each month and form part of the Secured Money;
5.4	The first interest payment will be due on the last day of the month following the date of the advance of the Principal Sum.

6.	REPAYMENT
6.1	The Principal Sum shall be repaid in full on or before the Repayment Date.

7.	GENERAL
7.1	The parties will sign and execute all such further documents and do all such things as may be reasonably required to complete the matters set out or contemplated by this agreement.
7.2	This agreement constitutes the whole agreement between the parties and shall supersede all previous arrangements and understandings in relation to the subject matter of it.
7.3

The governing law in respect of this agreement is the law of Western Australia and both parties hereby submit to the non-exclusive jurisdiction of the Courts of Western Australia and of the courts of appeal therefrom.

7.4

All notices to be served on the Borrower under or in connection with this agreement may be duly served by a written notice delivered to Mr Simon Watson at 17 Ord Street, West Perth, Western Australia 6005.

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SIGNED by _____________________ for and on behalf of RUBIROSA LIMITED in the presence of: ................................................. Witness Signature	) ) ) )	..................................................

SIGNED by _____________________ for and on behalf of OREGON RESOURCES CORPORATION INC in the presence of: ................................................. Witness Signature	) ) ) )	..................................................

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